CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             APPLE ORTHODONTIX, INC.

                     Pursuant to Section 242 of the Delaware
                             General Corporation Law

            Apple Orthodontix, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware the "DGCL"), hereby adopts this Certificate of Amendment (this "Certificate of Amendment"), which amends its Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), as described below, and does hereby further certify that:

            FIRST:  The name of the Corporation is Apple Orthodontix, Inc.

            SECOND: The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Restated Certificate of Incorporation as described herein, and the Corporation's stockholders duly adopted such amendment, all in accordance with the provisions of Sections 242 and 228 of the DGCL.

            THIRD: The amendment to the Restated Certificate of Incorporation effected by this Certificate of Amendment is an amendment to split, reclassify and convert each of the 4,106,852 shares of class B common stock, par value $.001 per share, of the Corporation that are outstanding on the date of, and immediately prior to, the filing of this Certificate of Amendment and all rights in respect thereof, into 0.815 shares of class B common stock, par value $.001 per share (the "Class B Common Stock"), subject to the treatment of fractional share interests as described in this Certificate of Amendment, resulting in an aggregate of 3,347,084 shares of Class B Common Stock issued and outstanding immediately after the filing of this Certificate of Amendment.

            FOURTH: The Restated Certificate of Incorporation of the Corporation is hereby amended to effect a 0.815 for one reverse split of the Class B Stock by adding a new paragraph after the first paragraph of Article FOURTH to read as follows:

            "Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Class B Common Stock issued and outstanding immediately prior to the Effective Date and each such share held in the Corporation's treasury (the "Old Class B Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into 0.815 of a share of the Class B Common Stock, par value $.001 per share (the "Class B Common Stock"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Class B Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender of the Old Certificates to the Secretary of the Corporation for cancellation, a certificate or certificates representing the number of whole shares of the Class B Common Stock (the "New Class B Certificates") into which and for which the shares of the Old Class B Stock, formerly represented by the Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, the Old Certificates shall represent only the right to receive the New Class B Certificates pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in the Class B Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Corporation. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of shares of Class B Common Stock for which New Class B Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Secretary of the Corporation determines that a holder of Old Certificates has not tendered all of such holder's certificates for exchange, the Secretary of the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that not more than one share of Class B Common Stock shall be issued to any holder in respect of fractional interests. If any New Class B Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Secretary of the Corporation that such taxes are not payable. From and after the Effective Time, the total amount of capital represented by the shares of the Class B Common Stock into which and for which the shares of the Old Class B Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Class B Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

            FIFTH: This Certificate of Amendment of Restated Certificate of Incorporation shall be effective as of May 19, 1997.

            SIXTH: This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.

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
            IN WITNESS WHEREOF, Apple Orthodontix, Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by its President and attested by its Secretary this 19th day of May, 1997.

                                    APPLE ORTHODONTIX, INC.

                                    By:/s/ROBERT J. SYVERSON
                                    Robert J. Syverson
                                    President

ATTEST:

By: /s/ H. STEVEN WALTON
        H. Steven Walton
            Secretary

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